                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                SCHEDULE 13G
                 Under the Securities Exchange Act of 1934
                               (Amendment No.__)*


                               FIIC HOLDINGS, INC.

                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.0001 PER SHARE

                         (Title of Class of Securities)



                                   316839109

                                 (CUSIP Number)


                                 March 10, 2006

              (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

CUSIP No.316839109                  13G                      Page 2 of 5 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Oceanus Value Fund, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           Up to 982,995 shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         Up to 982,995 shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     Up to 982,995 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     6.12%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 5 Pages

ITEM 1.

    (a)   Name of Issuer
                  FIIC Holdings, Inc.
          --------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
                 1585 Bethel Road, 1st Floor
                 Columbus, Ohio 43220
          --------------------------------------------------------------------

ITEM 2.

    (a)   Name of Person Filing
                  Oceanus Value Fund, L.P.
          --------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
                  220 Executive Center, 225 North Market Street
                  Wichita, Kansas 67202
          --------------------------------------------------------------------
    (c)   Citizenship
                  Delaware
          --------------------------------------------------------------------
    (d)   Title of Class of Securities
                  Common Stock, par value $0.0001 per share
          --------------------------------------------------------------------
    (e)   CUSIP Number
                  316839109
          --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
                  Up to 982,995 shares*
    --------------------------------------------------------------------------

    (b) Percent of class:
                  6.12%*
    --------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
                  Up to 982,995 shares*
              ----------------------------------------------------------------

                                Page 3 of 5 Pages

         (ii) Shared power to vote or to direct the vote
                  0 shares
              ----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
                  Up to 982,995 shares*
              ----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
                  0 shares
              ----------------------------------------------------------------

         * Consists entirely of shares obtainable by the reporting person upon the exercise of outstanding debt conversion rights and a warrant.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  NOT APPLICABLE

ITEM 10. CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 4 of 5 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: March 14, 2006                      Oceanus Value Fund, L.P.

                                          By: Oceanus Asset Management, L.L.C.,
                                              General Partner

                                          By: /s/ JOHN C. TAUSCHE
                                          --------------------------------
                                          John C. Tausche, Managing Member

                                Page 5 of 5 Pages